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                                                                    EXHIBIT 12.2

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
          CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                                TWELVE MONTHS
                                                              ENDED DECEMBER 31
                                                                    1993
                                                              -----------------
                                                                 (PRO FORMA)
Earnings:
  Loss before income taxes...................................      $ (283)
  Fixed charges, from below..................................       1,359
  Interest capitalized.......................................         (51)
                                                                   ------
    Earnings.................................................      $1,025
                                                                   ======
Fixed Charges:
  Interest expense...........................................      $  431
  Preferred stock dividend requirements......................         182
  Portion of rental expense representative of the interest
   factor....................................................         746
                                                                   ------
    Fixed charges and preferred stock dividend requirements..      $1,359
                                                                   ======
Pro forma ratio of earnings to fixed charges and preferred
 stock dividend requirements.................................            (a)
                                                                   ======

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(a) Earnings were inadequate to cover fixed charges and preferred stock dividend requirements by $334 million.